Exhibit 99.1

CONTACT:	Richard O’Connor - (203) 625-0770

SECURITY CAPITAL CORPORATION

ANNOUNCES FURTHER DELAY IN THE FILING OF ITS

FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004

AND UPDATED ESTIMATED OPERATING RESULTS FOR

THE YEAR AND QUARTER ENDED DECEMBER 31, 2004

Greenwich, CT – June 20, 2005 – Security Capital Corporation (AMEX: SCC) (the “Company”) announced today that, it is not yet in a position to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the “2004 Form 10-K”).  The Company continues to work diligently to finalize the 2004 Form 10-K and expects to file the 2004 Form 10-K by June 24, 2005.

The Company also announced that, on June 17, 2005, the Company notified the American Stock Exchange (the “AMEX”) Listing Qualifications Staff of such further delayed expected filing date of the 2004 Form 10-K.  The Company also notified the AMEX that it would be restating its financial statements for the fiscal years 2001, 2002 and 2003 and the first three quarters of 2004 to reflect a correction in the Company’s accounting practices for leases and leasehold improvements.  The effect of such restatement is a decline in the net income available to common stockholders for the fiscal years 2001, 2002 and 2003 and the first three quarters of 2004, in the aggregate, of approximately $94,000, $65,000, $94,000 and $138,000, respectively.

The Company further announced an update to its estimated operating results for the quarter and year ended December 31, 2004, which the Company had previously announced on April 18, 2005.  The Company currently estimates that, for the quarter ended December 31, 2004, income from continuing operations will be approximately $1,290,000 compared to $1,674,000 for the quarter ended December 31, 2003.  The Company also estimates that basic and diluted earnings per common share from continuing operations will be $0.20 and $0.18, respectively, for the quarter ended December 31, 2004 compared to basic and diluted earnings per common share from continuing operations of $0.24 and $0.22, respectively, for the quarter ended December 31, 2003.  The Company further estimates that income available to common stockholders for the quarter ended December 31, 2004 will be approximately $2,839,000 compared to $1,260,000 for the quarter ended December 31, 2003.  The Company also estimates that basic and diluted earnings per common share will be $0.44 and $0.41, respectively, for the quarter ended December 31, 2004 compared to basic and diluted earnings per common share of $0.20 and $0.18, respectively, for the quarter ended December 31, 2003.  The increase from the previously reported estimated income available to stockholders for the quarter ended December 31, 2004 is primarily attributed to the post-closing adjustment relating to the October 2004 sale of substantially all of the assets of Pumpkin Ltd.

The Company currently estimates that, for the year ended December 31, 2004, income from continuing operations will be approximately $4,826,000 compared to $5,258,000 for the year ended December 31, 2003. The Company also estimates that basic and diluted earnings per common share from continuing operations will be $0.55 and $0.48, respectively, for the year ended December 31, 2004 compared to basic and diluted earnings per common share from continuing operations of $0.74 and $0.68, respectively, for the year ended December 31, 2003.  The Company further estimates that income available to common stockholders for the year ended December 31, 2004 will be approximately $2,321,000 compared to

$2,831,000 for the year ended December 31, 2003.  The Company also estimates that basic and diluted earnings per common share will be $0.36 and $0.31, respectively, compared to basic and diluted earnings per common share of $0.43 and $0.37, respectively, for the year ended December 31, 2003.

The Company’s two reportable segments are employer cost containment and health services, and educational services. The employer cost containment and health services segment consists of WC Holdings, Inc., which provides services to employers and their employees primarily relating to industrial health and safety, industrial medical care, workers’ compensation insurance and the direct and indirect costs associated therewith. The educational segment consists of Primrose Holdings, Inc., which is engaged in the franchising of educational child care centers, with related activities in real estate consulting and site selection services in the Southeast, Southwest and Midwest.

This release contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Litigation Reform Act of 1995.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements.  Such factors and uncertainties include, but are not limited to: future legislative changes which could impact the laws governing workers’ compensation and medical malpractice insurance in the various states in which the Company’s employer cost containment and health services segment operates, the Company’s ability to enhance its existing services and successfully introduce and market new services, new service developments by the Company’s competitors, market acceptance of new services of both the Company and its competitors, competitive pressures on prices, the ability to attract and retain qualified personnel, interest rates, the Company’s ability to attract qualified franchisees or access to financing for these franchisees, the effects on the Company if a lender to one of the Company’s subsidiaries utilizes remedies available to it upon an event of default on loans at one of the Company’s subsidiaries, the Company’s ability to file the 2004 Form 10-K and its Form 10-Q for the quarter ended March 31, 2005, the Company’s ability to regain compliance with the AMEX’s continued listing standards and decisions relative to and the outcome of any such decisions regarding strategic alternatives with respect to maximizing stockholder value and enhancing stockholder liquidity.